UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 5, 2023 (September 1, 2023)

Tredegar Corporation

(Exact name of registrant as specified in its charter)

Virginia	1-10258	54-1497771
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 Boulders Parkway Richmond, Virginia	23225
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (804) 330-1000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, no par value	TG	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry Into a Material Definitive Agreement.

On September 1, 2023, Terphane LLC (“Terphane LLC”), Terphane Limitada (“Limitada” and together with Terphane LLC, the “Companies”), Tredegar Film Products (Latin America), Inc. (“LatAm”), Terphane Acquisition Corporation II (“Tac II”), TAC Holdings, LLC (“TAC”), Tredegar Investments LLC (“Investments” and together with LatAm, Tac II and TAC, the “Sellers”), and Tredegar Corporation (“Tredegar”), in its capacity as representative of the Sellers and for the purposes of guaranteeing Sellers’ payment and performance obligations under the Purchase Agreement (as defined below), entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with Packfilm US, LLC (“Packfilm”), Film Trading Importacao e Representacao Ltda. (“Film Trading” and together with Packfilm, the “Buyers”) and Oben Holding Group S.A.C. (“Oben”), in its capacity as representative of the Buyers and for the purposes of guaranteeing Buyers’ payment and performance obligations under the Purchase Agreement, pursuant to which the Buyers agreed to purchase from the Sellers, and the Sellers agreed to sell to the Buyers (the “Transaction”), 100% of the issued and outstanding equity interests of the Companies for an aggregate purchase price of approximately $116 million. Tredegar estimates that the after-tax cash proceeds from the Transaction will be $85 million, which is the net debt-free amount expected after deducting projected Brazil withholding taxes, escrow funds, US capital gains taxes and transaction costs of approximately $31 million. Actual after-tax cash proceeds could differ from estimates due to possible changes in deductions during the period prior to the completion of the Transaction.

The Companies sold in the Transaction comprise Tredegar’s Flexible Packaging Films business, which is currently reported by Tredegar as a separate reportable business segment.

The Purchase Agreement contains customary representations, warranties, covenants, agreements and indemnification obligations of the Companies, the Sellers, Tredegar, the Buyers and Oben.

Completion of the Transaction (the “Closing”) is contingent upon the satisfaction of customary closing conditions set forth in the Purchase Agreement, including the receipt of certain competition filing approvals by authorities in Brazil and Columbia, the accuracy of each party’s representations and warranties (subject to certain exceptions) and the performance in all material respects by each of the parties of its covenants and agreements. The Closing is not subject to a financing condition. The Purchase Agreement also includes customary termination provisions, including if the closing of the Transaction has not occurred on or before September 1, 2024, which can be extended under certain, specific circumstances to December 1, 2024.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

The above description of the Purchase Agreement has been included to provide information regarding the terms of the Purchase Agreement. It is not intended to provide any other information about the Companies, the Sellers, Tredegar, the Buyers, Oben or their respective subsidiaries or affiliates. The Purchase Agreement contains representations and warranties of the parties thereto that were made solely for the benefit of the other party. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the Purchase Agreement. The disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Purchase Agreement. In addition, such representations and warranties may apply a contractual standard of materiality that is different from that generally applicable to shareholders. The representations and warranties were made for the purposes of allocating contractual risk among the parties to the Purchase Agreement and should not be relied upon as a disclosure of factual information relating to the parties thereto or Tredegar.

Item 7.01.	Regulation FD Disclosure.

On September 1, 2023, Tredegar issued a press release announcing the Transaction. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated in this Item 7.01 by reference.

In accordance with General Instruction B.2 of Form 8-K, the information in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing or other document pursuant to the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

2.1	Purchase and Sale Agreement, dated as of September 1, 2023, by and among Packfilm US LLC, Film Trading Importacao e Representacao Ltda., Terphane LLC, Terphane Limitada, Tredegar Film Products (Latin America), Inc., Terphane Acquisition Corporation II, TAC Holdings, LLC, Tredegar Investments LLC, Tredegar Corporation and Oben Holding Group S.A.C.

99.1	Press release issued on September 1, 2023

104	Cover page Interactive Data File (formatted in iXBRL and contained in Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TREDEGAR CORPORATION

Date: September 5, 2023	By:	/s/ Kevin C. Donnelly
Kevin C. Donnelly
Vice President, General Counsel and Corporate Secretary